Exhibit 99.1

South32 Limited ("South32") and Trilogy Metals Inc Record of Decision Filed for the Ambler Access Road

VANCOUVER, BC, July 23, 2020 /CNW/ - South32 Limited ("South32") and Trilogy Metals Inc. (TSX: TMQ) (NYSE: TMQ) ("Trilogy Metals"), partners in Ambler Metals LLC ("Ambler Metals"), are pleased to report the signing of the Record of Decision ("RoD") by the United States Bureau of Land Management ("BLM") for the Ambler Mining District Industrial Access Project ("AMDIAP" or "Ambler Access Road"). The RoD approves the development of the northern or "A" route which is to be a 211-mile-long gravel private access road in the southern Brooks Range foothills to provide industrial access to the Ambler Mining District. All amounts are in United States dollars unless otherwise stated.

The Section 404 Permit, which is governed by the Clean Water Act ("CWA"), will be issued shortly by the United States Army Corp. of Engineers ("USACE").

The permitting of the proposed Ambler Access Road is a significant milestone in the development of the Ambler Mining District. The development of the road will unlock the world class economic potential of the region by allowing greater access to the district and the potential development of the Arctic project, which is in a remote area of northwest Alaska.

South32 CEO Graham Kerr said, "We welcome the Record of Decision, a key milestone to further progress the Ambler Metals project. We look forward to continuing our partnership with Trilogy to unlock the value of the project's high-quality base and precious metals resources, working together to advance it through the current study phase."

President and CEO, Tony Giardini, of Trilogy Metals said, "I would like to express my sincere appreciation to the BLM and the USACE for overseeing and managing the long approval process for the Ambler Access Road. The formal permitting of the AMDIAP is a significant event for the Company and for all Alaskans."

Next Steps

On June 24, 2020, the Board of Directors of the Alaska Industrial Development and Export Authority ("AIDEA"), approved a Memorandum of Understanding ("MOU") with Ambler Metals which specifies how the parties will jointly establish a plan regarding the permitting, feasibility, engineering and design, construction and operation, financing and closure of the AMDIAP. Ambler Metals has committed to contribute up to $35 million to match AIDEA's contribution of $35 million for these activities.

AIDEA authorized spending up to $500,000 from the funds currently in the Arctic Infrastructure Development Fund for 2020 predevelopment work on the AMDIAP. These funds will be matched by another $500,000 by Ambler Metals and will be used to further advance the project.

The issuance of the CWA Section 404 will establish a program to regulate the discharge of dredged or fill material into waters of the United States, including wetlands. This is the key federal permit required for the development of the AMDIAP.

For more information on the RoD and the CWA Section 404 permit please visit the BLM website at https://www.blm.gov/alaska.

About South32

South32 is a globally diversified mining and metals company. We produce bauxite, alumina, aluminium, energy and metallurgical coal, manganese, nickel, silver, lead and zinc at our operations in Australia, Southern Africa and South America. With a focus on growing our base metals exposure, we also have two development options in North America and several partnerships with junior explorers around the world. Our purpose is to make a difference by developing natural resources, improving people's lives now and for generations to come. We are trusted by our owners and partners to realise the potential of their resources.

About Trilogy

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in north western Alaska. On December 19, 2020 South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Forward-looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of applicable securities legislation, including, but not limited to, statements regarding the economic potential of the Ambler Mining District, the potential development of the Arctic project, the anticipated timing on the CWA Section 404 Permit, and further advancement of the AMDIAP, as contemplated by the MOU or otherwise. These forward-looking statements reflect expectations at the date of this release; however, they are not guarantees or predictions of future performance. They involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause actual results to differ materially from those expressed in the statements contained in this release. Readers are cautioned not to put undue reliance on forward-looking statements. Except as required by applicable laws or regulations, neither Trilogy Metals nor South32 undertakes to publicly update or review any forward-looking statements, whether as a result of new information or future events. Past performance cannot be relied on as a guide to future performance. Important factors that could cause actual results to differ materially from Trilogy Metals' expectations include risks related to the permitting, financing and advancement of the AMDIAP and other risks and uncertainties disclosed in Trilogy Metals' Annual Report on Form 10-K for the year ended November 30, 2019 filed with the Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Trilogy Metals reports and documents filed with applicable securities regulatory authorities from time to time.

Further information on South32 can be found at www.south32.net and further information on Trilogy Metals can be found at www.trilogymetals.com.

View original content:http://www.prnewswire.com/news-releases/south32-limited-south32-and-trilogy-metals-inc-record-of-decision-filed-for-the-ambler-access-road-301099097.html

SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2020/23/c5734.html

%CIK: 0001543418

For further information: South32 Media Relations: Rebecca Keenan, T +61 8 9324 9364, M +61 402 087 055, E Rebecca.Keenan@south32.net; Jenny White, T +44 20 7798 1773, M +44 7900 046 758, E Jenny.White@south32.net; Trilogy Contacts: Patrick Donnelly, T +1 604 630 3569, E patrick.donnelly@trilogymetals.com; Elaine Sanders, T +1 604 630 3573, E elaine.sanders@trilogymetals.com

CO: Trilogy Metals Inc.

CNW 15:15e 23-JUL-20